Registration No. 333-188284

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SENSIENT TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	39-0561070

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 East Wisconsin Avenue Milwaukee, Wisconsin	53202-5304

(Address of principal executive offices)	(Zip Code)

Sensient Technologies Corporation 2012 Non-Employee Directors Stock Plan

(Full title of the plan)

John J. Manning
Senior Vice President, General Counsel, and Secretary Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5304 (414) 271-6755

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement No. 333-188284 on Form S-8 (the “Registration Statement”) is filed to deregister certain securities issuable under the Sensient Technologies Corporation 2012 Non-Employee Directors Stock Plan (the “2012 Plan”).

At the annual meeting of shareholders of the Registrant held on April 28, 2022 (the “Effective Date”), the Registrant’s shareholders approved the Sensient Technologies Corporation 2017 Stock Plan, as amended and restated (the “Amended and Restated 2017 Plan”), which provides, among other things, that no new shares may be granted under the 2012 Plan following the Effective Date. The 2012 Plan shall continue to govern awards outstanding as of the Effective Date and such awards shall continue in force and effect until terminated pursuant to their terms.

As a result of the foregoing, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register 350,000 additional shares of common stock, par value $0.10 per share, of the Registrant for issuance under the Amended and Restated 2017 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on April 28, 2022.

SENSIENT TECHNOLOGIES CORPORATION

By:	/s/ John J. Manning

John J. Manning
Senior Vice President, General Counsel,
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on April 28, 2022.

Signature	Title

/s/ Paul Manning	Chairman of the Board, President and Chief Executive Officer
Paul Manning	(Principal Executive Officer)

/s/ Stephen J. Rolfs	Senior Vice President and Chief Financial Officer
Stephen J. Rolfs	(Principal Financial Officer)

/s/ Tobin Tornehl	Vice President, Controller and Chief Accounting Officer
Tobin Tornehl	(Principal Accounting Officer)

/s/ Joseph Carleone	Director
Joseph Carleone

/s/ Mario Ferruzzi	Director
Mario Ferruzzi

/s/ Carol R. Jackson	Director
Carol R. Jackson

/s/ Sharad P. Jain	Director
Sharad P. Jain

/s/ Donald W. Landry	Director
Donald W. Landry

/s/ Deborah McKeithan-Gebhardt	Director
Deborah McKeithan-Gebhardt

/s/ Scott C. Morrison	Director
Scott C. Morrison

/s/ Elaine R. Wedral	Director
Elaine R. Wedral

/s/ Essie Whitelaw	Director
Essie Whitelaw